UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2004

Commission File No. 0-11682

S & K FAMOUS BRANDS, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-0845694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11100 West Broad Street, P. O. Box 31800, Richmond, Virginia 23294-1800

(Address of principal executive offices)

Registrant’s telephone number, including area code: (804) 346-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 13, 2004, S&K Famous Brands, Inc. (the “Company”) entered into an agreement (the “Severance Agreement”) with Stewart M. Kasen, the Company’s Chief Executive Officer, to provide Mr. Kasen with specified severance benefits under certain circumstances. The Severance Agreement was approved by the Company’s Compensation Committee at a meeting held on December 13, 2004.

Under the terms of the Severance Agreement, the Company has agreed that in the event that Mr. Kasen’s employment with the Company terminates as a result of an involuntary termination (other than for Cause, as defined in the Severance Agreement) at any time before Mr. Kasen’s sixty-first month of employment with the Company as its Chief Executive Officer, the Company will pay to Mr. Kasen a severance benefit equal to 100% of Mr. Kasen’s Annual Base Salary and Bonus (as such terms are defined in the Severance Agreement). Mr. Kasen has agreed that during the term of his employment with the Company, he will maintain ownership of the Company’s common stock with a fair market value of at least $1,000,000 at the time of original purchase.

The description of the material terms of the Severance Agreement is qualified in its entirety by reference to the Severance Agreement which is included as Exhibit 10.1 to this Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibit 10.1 Severance Agreement dated December 13, 2004 by and between S&K Famous Brands, Inc. and Stewart M. Kasen (filed herewith).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S & K FAMOUS BRANDS, INC.
(Registrant)

Date: December 13, 2004	/s/ Robert E. Knowles
Robert E. Knowles
Executive Vice President,
Chief Financial Officer,
Secretary and Treasurer
(Principal Financial Officer)

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Index to Exhibits

Exhibit Number	Description
10.1	Severance Agreement dated December 13, 2004 by and between S&K Famous Brands, Inc. and Stewart M. Kasen (filed herewith).

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